Exhibit 99

Schlumberger Announces Fourth-Quarter and Full-Year 2021 Results

•	Fourth-quarter revenue of $6.22 billion increased 6% sequentially and 13% year-on-year

•	Fourth-quarter GAAP EPS of $0.42 increased 8% sequentially and 56% year-on-year

•	Fourth-quarter EPS, excluding charges and credits, of $0.41 increased 14% sequentially and 86% year-on-year

•	Fourth-quarter cash flow from operations was $1.93 billion and free cash flow was $1.30 billion

•	Board approved quarterly cash dividend of $0.125 per share

•	Full-year revenue was $22.9 billion

•	Full-year GAAP EPS was $1.32

•	Full-year EPS, excluding charges and credits, was $1.28

•	Full-year cash flow from operations was $4.65 billion and free cash flow was $3.00 billion

HOUSTON, January 21, 2022—Schlumberger Limited (NYSE: SLB) today reported results for the fourth-quarter and full-year 2021.

Fourth-Quarter Results		(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	Sequential	Year-on-year
Revenue*	$6,225	$5,847	$5,532	6%	13%
Income before taxes - GAAP basis	$755	$691	$471	9%	60%
Net income - GAAP basis	$601	$550	$374	9%	61%
Diluted EPS - GAAP basis	$0.42	$0.39	$0.27	8%	56%
Adjusted EBIT DA**	$1,381	$1,296	$1,112	7%	24%

Adjusted EBIT DA margin**	22.2%	22.2%	20.1%	2 bps	208 bps
Pretax segment operating income**	$986	$908	$654	9%	51%
Pretax segment operating margin**	15.8%	15.5%	11.8%	31 bps	401 bps
Net income, excluding charges & credits**	$587	$514	$309	14%	90%
Diluted EPS, excluding charges & credits**	$0.41	$0.36	$0.22	14%	86%

Revenue by Geography
International	$4,898	$4,675	$4,343	5%	13%
North America*	1,281	1,129	1,167	13%	10%
Other	46	43	22	n/m	n/m

	$6,225	$5,847	$5,532	6%	13%

*

Schlumberger divested certain businesses in North America during the fourth quarter of 2020. These businesses generated revenue of $284 million during the fourth quarter of 2020. Excluding the impact of these divestitures, global fourth-quarter 2021 revenue increased 19% year-on-year. North America fourth-quarter 2021 revenue, excluding the impact of these divestitures, increased 45% year-on-year.

**	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

				(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$889	$812	$832	10%	7%
Reservoir Performance*	1,287	1,192	1,247	8%	3%
Well Construction	2,388	2,273	1,868	5%	28%
Production Systems**	1,765	1,674	1,649	5%	7%
Other	(104)	(104)	(64)	n/m	n/m

	$6,225	$5,847	$5,532	6%	13%

Pretax Operating Income by Division
Digital & Integration	$335	$284	$269	18%	25%
Reservoir Performance	200	$190	95	5%	111%
Well Construction	368	$345	183	6%	101%
Production Systems	159	$166	155	-4%	3%
Other	(76)	$(77)	(48)	n/m	n/m

	$986	$908	$654	9%	51%

Pretax Operating Margin by Division
Digital & Integration	37.7%	35.0%	32.4%	268 bps	537 bps
Reservoir Performance	15.5%	16.0%	7.6%	-43 bps	792 bps
Well Construction	15.4%	15.2%	9.8%	20 bps	559 bps
Production Systems	9.0%	9.9%	9.4%	-85 bps	-38 bps
Other	n/m	n/m	n/m	n/m	n/m

	15.8%	15.5%	11.8%	31 bps	401 bps

*

Schlumberger divested its OneStim® pressure pumping business in North America during the fourth quarter of 2020. This business generated revenue of $274 million during the fourth quarter of 2020. Excluding the impact of this divestiture, Reservoir Performance fourth-quarter 2021 revenue increased 32% year-on-year.

**

Schlumberger divested its low-flow artificial lift business in North America during the fourth quarter of 2020. This business generated revenue of $11 million during the fourth quarter of 2020. Excluding the impact of this divestiture, Production Systems fourth-quarter 2021 revenue increased 8% year-on-year.

n/m = not meaningful

Schlumberger CEO Olivier Le Peuch commented, “Strengthening activity, accelerating digital sales, and outstanding free cash flow performance combined to deliver another quarter of remarkable financial results to close the year with great momentum.

“In retrospect, we started 2021 with a constructive outlook and an ambition to visibly expand margins and deliver robust free cash flow, while remaining focused on capital discipline.

“In fact, we concluded the year with 88% growth in EPS, excluding charges and credits; adjusted EBITDA margin of 21.5%; and $3.0 billion in free cash flow. The adjusted EBITDA margin—which represents a year-on-year expansion of 320 basis points (bps)—is the highest level since 2018. We restored our North America pretax operating margin to double-digits and expanded our international margin, both exceeding prepandemic 2019 levels.

“This was also a momentous year for us in terms of our commitment to sustainability. We announced our comprehensive 2050 net-zero commitment, inclusive of Scope 3 emissions, and launched our Transition Technology portfolio.

“I am extremely proud of the full-year results, as we operationalized our returns-focused strategy and surpassed our financial ambitions with resounding success.

“Turning to the fourth-quarter results, sequential revenue growth was broad based across all geographies and Divisions, led by Digital & Integration.

“International revenue of $4.90 billion grew 5% sequentially, driven primarily by strengthening activity, increased digital sales, and early benefits of pricing improvements. The sequential revenue increase was led by growth in Europe/CIS/Africa due to strong offshore activity in Africa and new projects in Europe. This growth was complemented by project startups and activity gains in the Middle East & Asia and sustained activity growth in Latin America. The fourth-quarter international revenue performance represents a 13% year-on-year increase, enabling us to accomplish our double-digit revenue growth ambition for the second half of 2021 when compared to the same period in 2020.

“In North America, revenue of $1.28 billion grew 13% sequentially, outperforming the rig count growth. The sequential growth was driven by strong offshore and land drilling activity and increased exploration data licensing in the US Gulf of Mexico and the Permian.

“Among the Divisions, Digital & Integration revenue increased 10% sequentially, driven by very strong digital sales, as the adoption of our digital offering continues to accelerate, and from increased exploration data licensing sales. Reservoir Performance revenue increased 8% sequentially from higher intervention activity in Latin America, new stimulation projects and activity gains in the Middle East & Asia, and increased offshore evaluation activity in North America. Well Construction revenue increased 5% due to higher land and offshore drilling activity both in North America and internationally. Similarly, Production Systems revenue grew 5% sequentially from new offshore projects and year-end sales.

“Overall, our fourth-quarter pretax segment operating income increased 9% sequentially, attaining the highest quarterly operating margin level since 2015. Contributing to this remarkable performance are the accretive effect of accelerating digital sales and early signs of pricing improvements, particularly when driven by new technology adoption and performance differentiation.

“Looking ahead into 2022, the industry macro fundamentals are very favorable, due to the combination of projected steady demand recovery, an increasingly tight supply market, and supportive oil prices. We believe this will result in a material step up in industry capital spending with simultaneous double-digit growth in international and North American markets. Absent any further COVID-related disruption, oil demand is expected to exceed prepandemic levels before the end of the year and to further strengthen in 2023. These favorable market conditions are strikingly similar to those experienced during the last industry supercycle, suggesting that resurgent global demand-led capital spending will result in an exceptional multiyear growth cycle.

“Schlumberger is well prepared to fully seize this growth ahead of us. We have entered this cycle in a position of strength, having reset our operating leverage, expanded peer-leading margins across multiple quarters, and aligned our technology and business portfolio with the new industry imperatives. Throughout 2021, we continued to strengthen our core portfolio, enhanced our sustainability leadership, successfully advanced our digital journey, and expanded our new energy portfolio.

“The combination of our performance and returns-focused strategy is resulting in enduring customer success and higher earnings. As such, we have increased confidence in reaching our midcycle adjusted EBITDA margin ambition earlier than anticipated and sustaining our financial outperformance. I am truly excited about this year and the outlook for Schlumberger—rooted in capital discipline and superior returns while also continuing to lead technology, digital, and clean energy innovation—to enable performance and sustainability for the global energy industry.”

Other Events

On November 30, 2021, Schlumberger deposited sufficient funds with the trustee for its $1.0 billion of 2.40% Senior Notes due May 2022 to satisfy and discharge all of its legal obligations relating to such notes.

On January 20, 2022, Schlumberger’s Board of Directors approved a quarterly cash dividend of $0.125 per share of outstanding common stock, payable on April 7, 2022 to stockholders of record on February 9, 2022.

Fourth-Quarter Revenue by Geographical Area

				(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2021	Sept. 30, 2021	Dec . 31, 2020	Sequential	Year-on-year
North America*	$1,281	$1,129	$1,167	13%	10%
Latin America	1,204	1,160	969	4%	24%
Europe/CIS/Africa	1,587	1,482	1,366	7%	16%
Middle East & Asia	2,107	2,033	2,008	4%	5%
Other	46	43	22	n/m	n/m

	$6,225	$5,847	$5,532	6%	13%

International	$4,898	$4,675	$4,343	5%	13%
North America*	$1,281	$1,129	$1,167	13%	10%

*

Schlumberger divested certain businesses in North America during the fourth quarter of 2020. These businesses generated revenue of $284 million during the fourth quarter of 2020. Excluding the impact of these divestitures, global fourth-quarter 2021 revenue increased 19% year-on-year. North America fourth-quarter 2021 revenue, excluding the impact of these divestitures, increased 45% year-on-year.

n/m = not meaningful

North America

North America revenue of $1.28 billion increased 13% sequentially, driven by strong offshore and land drilling activity and increased exploration data licensing in the US Gulf of Mexico and the Permian.

International

Revenue in Latin America of $1.20 billion increased 4% sequentially due to double-digit revenue growth in Argentina, Brazil, and Mexico, mainly from robust Well Construction activity. Reservoir Performance and Production Systems revenue also increased but was partially offset by a temporary production interruption in our Asset Performance Solutions (APS) projects in Ecuador due to pipeline disruption.

Europe/CIS/Africa revenue of $1.59 billion increased 7% sequentially, due to higher revenue in Europe and Africa driven by strong offshore activity, increased digital sales, and new projects—mainly in Turkey—that benefited Production Systems. These increases, however, were partially offset by reduced Reservoir Performance and Well Construction activity in Russia and Scandinavia due to the onset of seasonal effects.

Revenue in the Middle East & Asia of $2.11 billion increased 4% sequentially due to new projects and activity gains that benefited Reservoir Performance in Saudi Arabia, Oman, Australia, Qatar, Indonesia, and Iraq. Similarly, Well Construction revenue grew from new projects in Iraq and the United Arab Emirates, and from increased drilling activity in Qatar, Kuwait, and Indonesia. Growth was also driven by higher digital sales in China and Malaysia. These increases, however, were partially offset by lower sales of production systems due to delivery delays as a result of logistics constraints.

Fourth-Quarter Results by Division

Digital & Integration

					(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	Sequential	Year-on-year
Revenue
International	$624	$615	$688	1%	-9%
North America	263	196	142	34%	85%
Other	2	1	2	n/m	n/m

	$889	$812	$832	10%	7%

Pretax operating income	$335	$284	$269	18%	25%
Pretax operating margin	37.7%	35.0%	32.4%	268 bps	537 bps

n/m = not meaningful

Digital & Integration revenue of $889 million increased 10% sequentially, propelled by accelerated digital sales internationally, particularly in Europe/CIS/Africa and Middle East & Asia, and increased exploration data licensing sales in North America offshore and the Permian. These increases, however, were partially offset by the effects of a temporary production interruption in our APS projects in Ecuador due to pipeline disruption.

Digital & Integration pretax operating margin of 38% expanded 268 bps sequentially, due to improved profitability in digital and exploration data licensing.

Reservoir Performance

					(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	Sequential	Year-on-year
Revenue*
International	$1,194	$1,112	$906	7%	32%
North America*	92	79	339	16%	-73%
Other	1	1	2	n/m	n/m

	$1,287	$1,192	$1,247	8%	3%

Pretax operating income	$200	$190	$95	5%	111%
Pretax operating margin	15.5%	16.0%	7.6%	-43 bps	792 bps

*

Schlumberger divested its OneStim pressure pumping business in North America during the fourth quarter of 2020. This business generated revenue of $274 million during the fourth quarter of 2020. Excluding the impact of this divestiture, global fourth-quarter 2021 revenue increased 32% year-on-year. North America fourth-quarter 2021 revenue, excluding the impact of this divestiture, increased 42% year-on-year.

n/m = not meaningful

Reservoir Performance revenue of $1.29 billion increased 8% sequentially due to higher intervention activity across the international offshore markets, mainly in the UK and Latin America, and from new stimulation projects and activity gains in the Middle East & Asia, particularly in Saudi Arabia. These increases, however, were partially offset by the onset of seasonal effects in Russia and Scandinavia. North America revenue grew from higher offshore evaluation activity.

Reservoir Performance pretax operating margin of 16% was essentially flat sequentially. Profitability improved from higher offshore and exploration activity but was offset by technology mix and seasonality effects in the Northern Hemisphere.

Well Construction

					(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	Sequential	Year-on-year
Revenue
International	$1,901	$1,839	$1,569	3%	21%
North America	441	382	252	15%	75%
Other	46	52	47	n/m	n/m

	$2,388	$2,273	$1,868	5%	28%

Pretax operating income	$368	$345	$183	6%	101%
Pretax operating margin	15.4%	15.2%	9.8%	20 bps	559 bps

n/m = not meaningful

Well Construction revenue of $2.39 billion increased 5% sequentially, driven by higher measurements and drilling fluids activity and increased drilling equipment sales. North America revenue increased due to higher rig count on land and increased well construction activity in the US Gulf of Mexico. International revenue growth was driven by the double-digit growth in Latin America, mainly in Mexico and Argentina, in Sub-Sahara Africa, and in the Middle East in Kuwait, Qatar, Iraq, and UAE. These increases were partially offset by seasonal effects in Russia and Scandinavia.

Well Construction pretax operating margin of 15% was essentially flat sequentially as the favorable mix of increased activity and new technology was offset by seasonal effects in the Northern Hemisphere.

Production Systems

(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020	Sequential	Year-on-year
Revenue*
International	$1,278	$1,205	$1,215	6%	5%
North America*	484	469	433	3%	12%
Other	3	0	1	n/m	n/m

	$1,765	$1,674	$1,649	5%	7%

Pretax operating income	$159	$166	$155	-4%	3%
Pretax operating margin	9.0%	9.9%	9.4%	-85 bps	-38 bps

*

Schlumberger divested its low-flow artificial lift business in North America during the fourth quarter of 2020. This business generated revenue of $11 million during the fourth quarter of 2020. Excluding the impact of this divestiture, global fourth-quarter 2021 revenue increased 8% year-on-year. North America fourth-quarter revenue, excluding the impact of this divestiture, increased 15% year-on-year.

n/m = not meaningful

Production Systems revenue of $1.76 billion increased 5% sequentially. Revenue increases in subsea, well production, and midstream production systems were offset by a revenue decline in surface production systems. International activity was driven by double-digit growth in Europe/CIS/Africa—mainly from strong project progress in Angola, Gabon, and Mozambique, new projects in Turkey, and increased activity in Scandinavia and Russia & Central Asia—and by growth in Latin America, mainly in Brazil and Ecuador. This revenue growth was partially offset by delivery delays in the Middle East & Asia as a result of global supply and logistics constraints.

Production Systems pretax operating margin of 9% declined 85 bps sequentially due to an unfavorable mix and the impact of delayed deliveries due to global supply and logistics constraints.

Quarterly Highlights

As activity growth accelerates, Schlumberger’s performance differentiation, technology, and integration capabilities continue to earn customer recognition and contract awards for all types of oil and gas projects, from short- and long-cycle development to exploration—including offshore and deepwater. Awards from the quarter include:

•

Chevron U.S.A. Inc. awarded Schlumberger contracts for integrated well construction and wireline services for deepwater projects in the Gulf of Mexico. Schlumberger was awarded the contracts for integrated services and technology for deepwater wells, in addition to subsea services previously awarded for another high-pressure, high-temperature (HPHT) deepwater Gulf of Mexico project. The integrated contract includes well construction, for which Schlumberger will bring specific technologies suited for HPHT environments as well as digital capabilities that will enhance overall project execution, efficiency, and safety, including the Performance Live* remote operation service.

•

TotalEnergies has awarded Schlumberger a three-year contract for the provision of a significant well intervention scope to improve well production and downhole testing services on new wells located offshore the United Kingdom and Denmark. Under the contract, which has options for two single-year extensions, the project team will apply a comprehensive portfolio of downhole testing services, coiled tubing, slickline, and wireline—including the latest technologies. Work is expected to commence in Q1 2022.

•

In Saudi Arabia, Schlumberger was awarded a five-year contract for coiled tubing drilling services to be deployed in major gas fields across the Kingdom. The contract, which has a two-year option to extend, includes a full suite of unique underbalanced coiled tubing drilling technologies and other fit-for-basin technology.

•

Equinor has made a direct award to Schlumberger for four RapidXtreme* TAML 3 large-bore multilateral junctions to retrofit existing wells to multilaterals in the Statfjord Field. This award is the result of an integrated contract and the unique architecture of the Rapid* multilateral systems—part of the Transition Technologies* portfolio. Conversion of existing wellbores to multilaterals will unlock additional reserves and extend the productive life in the Statfjord Field while reducing the carbon impact of production. Installation of these multilateral completion systems is expected to commence in Q2 2022.

•

Woodside, as operator for and on behalf of the Scarborough Joint Venture, for the Scarborough project offshore Western Australia, awarded a contract to OneSubsea®—the subsea technologies, production, and processing systems division of Schlumberger—as part of the Subsea Integration Alliance. The contract includes a subsea production systems scope, which OneSubsea will deliver, including wellheads, single-phase flowmeters, subsea distribution units, flying leads, a connection system, subsea production control system for topsides and subsea, and postdelivery services. This project will help the Scarborough Joint Venture maximize the potential of this significant gas resource, which will be developed through new offshore facilities connected to a second liquified natural gas (LNG) train at the existing Pluto LNG onshore facility.

•

In Indonesia, Premier Oil—a subsidiary of Harbour Energy—has awarded Schlumberger a three-year contract for services and technology for its deepwater offshore exploration project in the Andaman Sea. The contract scope covers a broad range of services, including drilling, drilling fluids, wireline logging, and well testing. A Schlumberger team drawn from three Divisions will deliver a broad set of services and technologies, including Muzic* wireless telemetry, Quanta Geo* photorealistic reservoir geology service, and the Sonic Scanner* acoustic scanning platform—driving performance and efficiency of exploration operations. Work is expected to commence in the second quarter of 2022.

Schlumberger technologies—which won an array of innovation awards in 2021, including an Offshore Technology Conference Spotlight on New Technology, six World Oil Awards, and two Hart Energy E&P Meritorious Awards for Engineering Innovation—and peer-leading execution capabilities, are making significant performance impacts for customers, who are increasingly adopting technologies that help them create differentiated value.

Examples of performance impact during the quarter in North America include:

•

In the Appalachian Basin, CNX implemented NeoSteer* at-bit steerable system paired with Smith Bits, a Schlumberger company, cutting structures and dual-telemetry MWD xBolt G2* accelerated drilling service to drill curves and laterals consistently in single runs in their Marcellus Shale assets. Over the last three months, Schlumberger has drilled the top three longest single curve and laterals in CNX’s history, with footages ranging between 21,836 ft and 22,565 ft, and with exceptional safety and service quality performance. These are also the top three longest single curve and lateral operations in Schlumberger’s US Land history to date. NeoSteer system provided enhanced steerability, overall superior performance, and reduced footprint when compared with conventional technologies, resulting in a reduction in drilling time, and savings in drilling operational costs for these three record wells.

•

In the Permian Basin, an ExxonMobil and Schlumberger partnership enabled the reduction of drilling rig days 34% across five wells, performance that will enable ExxonMobil to drill more wells per year with the same number of rigs. An integrated fit-for-basin technology package, including the PowerDrive Orbit G2* rotary steerable system and XBolt G2 accelerated drilling service—controlled from the ExxonMobil Remote Operations Center in Houston—enabled ExxonMobil to drill its first Delaware Basin well under nine days and achieve similar performance with five total record-setting wells. Compared to prior target performance benchmarks, a total reduction of more than 26 drilling days was realized for these five wells.

Examples of performance impact during the quarter internationally include:

•

In the fourth quarter of 2021, Schlumberger commenced integrated stimulation operations at Jafurah, the largest unconventional nonassociated gas field in the Kingdom of Saudi Arabia. The combination of cutting-edge technology, fully integrated supply chain, and close project management collaboration between Aramco and Schlumberger resulted in more than 35% improvement in stages per month. This new performance benchmark matches that of top-quartile stimulation fleets in United States unconventional assets during 2021—a key ambition set between Schlumberger and Aramco on the path to deliver the full potential of the Jafurah project.

•

In Kuwait, Schlumberger has begun to deploy technology with Kuwait Oil Company (KOC) to increase productivity of its Jurassic gas fields with rigless perforation, made possible by the newest generation of StreamLINE iX* extreme-performance polymer-locked wireline cable. A combination of technologies enabled by SteamLINE iX cable has reduced per-run operating time by half. The increased strength of this generation cable made it possible to run a 70-ft perforation gun in a single run—a first in the history of KOC rigless operations on wireline. The capabilities of the new StreamLINE iX cable have enabled use of technology that has reduced operating time per run and CO2 impact while saving deferred production.

•

Offshore Australia in the North West Shelf, Santos Ltd. recently achieved a record production rate from the first Van Gogh Phase 2 infill well, which exceeded expectations and produced at a peak rate of 23,200 bbl/d. The extended-reach, dual-lateral well was drilled with a total horizontal section of 5,430 m—490 m more than originally planned. The PowerDrive Archer* high build rate rotary steerable system and GeoSphere HD* high-definition reservoir mapping-while-drilling service enabled Santos to overcome numerous geological challenges and unlock the full production potential of this asset by executing an optimized well completion design.

•

In Argentina, Schlumberger deployed technology that reduced drilling time by 10 days and avoided 120 metric tons of CO2 emissions for a joint venture between YPF S.A. and Chevron in the unconventional Vaca Muerta Formation. Drilling the pilot extended-reach well on the project, Schlumberger used the NeoSteer* at-bit steerable system and new features of the autonomous downhole control system to minimize tortuosity and unplanned deviation, constructing a wellbore optimized to increase production. A PowerDrive vorteX* powered rotary steerable system equipped with DynaPower XP* extreme-power motor elastomer managed the high-temperature conditions, improved the rate of penetration (ROP), and enabled delivering 4,155 m of lateral section breaking the 1,000 m drilled per day barrier and it became the longest well lateral drilled in the field.

The adoption of Schlumberger’s comprehensive digital platform continues to accelerate as customers advance their digital transformation and apply digital solutions to improve productivity and efficiency. Furthermore, the use cases for Schlumberger digital solutions also continue to expand into adjacent sectors, increasing the total addressable market and enabling decarbonization in and beyond the oil and gas industry.

Digital awards and implementations from the quarter include:

•

Schlumberger will deploy the DELFI cognitive E&P environment on the Norwegian CO2 project by the Northern Lights Joint Venture (NL), to streamline subsurface workflows and longer-term modeling and surveillance of CO2 sequestration. NL was established to develop the world’s first open-source CO2 transport and storage infrastructure, providing accelerated decarbonization opportunities for European industries, with an ambition to store up to 5 million metric tons of CO2 per year based on market demand. Northern Lights is part of Longship—Norway’s largest climate initiative—which comprises a full-scale carbon capture and storage (CCS) project, covering capture, transport, and storage of CO2.

•

Angola’s oil and gas regulator—Agência Nacional do Petróleo, Gás e Biocombustíveis (ANPG)—has signed an agreement with Schlumberger to fast-track its digital transformation, with the rollout of DELFI cognitive E&P environment. The project follows a detailed consultation and review by a Schlumberger-led consulting team in collaboration with an ANPG team. The team evaluated ANPG’s technology landscape and digital readiness, resulting in a compressed digitalization roadmap. The accelerated deployment of the DELFI environment will enable efficient remote teamwork across ANPG, expanded data analytics capabilities, and increased exploration and field development efficiency—driving sizeable production gains.

•

In Ecuador, DrillOps Automate, part of the DrillOps* on-target well delivery solution, and DrillPilot* equipment sequencing software have been deployed on two Schlumberger rigs operating on its APS assets. These digital solutions are orchestrating multiple workflows and driving a step change in operational performance. Since deployment, more than 77,000 ft have been drilled with multiple levels of automation made possible using these advanced digital solutions. Automated rig control has increased on-bottom ROP and reduced connections time, resulting in a 10.6% average efficiency improvement at the end of 2021. Schlumberger continues to expand the use of digital solutions to improve integrated performance, increase safety, and reduce CO2 footprint—resulting in the creation and capture of higher value across these assets.

Decarbonization is a priority, and in 2021, Schlumberger made a bold commitment to achieve net-zero greenhouse gas emissions by 2050, with our net-zero target inclusive of Scope 3 emissions.

Schlumberger is uniquely positioned to help customers decarbonize oil and gas operations through our Transition Technologies portfolio and the novel application of our technologies in low-carbon energy:

•

Equinor recently completed the installation of a OneSubsea subsea multiphase boosting system, a solution that will reduce the cost and carbon impact of producing an additional 16 million barrels of oil from Vigdis Field in the North Sea. In production for more than 20 years, the Vigdis Field is producing into the existing Snorre A facility, a cost advantage over building new infrastructure. Leveraging an all-electric control system, the multiphase boosting system requires less than 50% of the energy to produce the same volume of oil as compared to gas lift, avoiding 200,000 tons of CO2 equivalent over 10 years of operation at Vigdis and paving the way for future subsea electrification around the world.

•

In France, Schlumberger was awarded the downhole completions scope for a proof-of-concept green hydrogen storage pilot project called HyPSTER for Storengy, a company of ENGIE—the first project of its kind. HyPSTER aims to support the development of a green hydrogen ecosystem across France—and later Europe. Schlumberger is a key technical partner in this flagship development of renewable hydrogen underground storage using repurposed natural gas storage salt caverns. Schlumberger will provide equipment, engineering, project management, and develop fit-for-purpose economical solutions to enable future development at scale.

In Schlumberger New Energy, we are forging partnerships to apply a portfolio of low-carbon and carbon-neutral energy technologies across industries, contributing to a more sustainable future energy mix.

•

Schlumberger New Energy, the French Alternative Energies and Atomic Energy Commission (CEA), and partners have announced the signature of pilot project agreements with leading steel and cement companies on the pathway to net zero in those industries. In the steel industry, Genvia has agreed pilot projects with ArcelorMittal Méditerranée, a subsidiary of ArcelorMittal, a world leader in the steel industry; and Ugitech—part of Swiss Steel Group, a world leader in long stainless-steel products. In the cement industry, Genvia has agreed pilot projects with Vicat, a cement production group; and Hynamics—a low-carbon and renewable-hydrogen solutions subsidiary of EDF Group. Genvia aims to deliver the highest green-hydrogen creation efficiency, resulting in significantly less electricity use per kilogram of hydrogen produced.

•

Celsius Energy, a Schlumberger New Energy venture that provides geoenergy technology for zero-carbon heating and cooling of buildings, has expanded its commercial operations in Europe and North America. In France, a leading healthcare company has selected the Celsius Energy solution in two new developments, and feasibility studies for implementation at additional facilities is ongoing. In the US, Celsius Energy completed its first operation during the fourth quarter of 2021 at a prestigious East Coast university campus, opening new market opportunities for the expansion of Celsius Energy solutions. During COP26, more than 1,000 cities committed to the UN-backed “Cities Race to Zero” campaign, while companies and municipalities globally have advanced net-zero targets and commitments to address global greenhouse gas emissions. Celsius Energy is uniquely positioned to support these commitments, contributing to global decarbonization.

FINANCIAL TABLES

Full-Year Results	(Stated in millions, except per share amounts)
	Twelve Months Ended
	Dec. 31, 2021	Dec . 31, 2020	Change
Revenue*	$22,929	$23,601	-3%
Income (loss) before taxes - GAAP basis	$2,374	($11,298)	n/m
Net income (loss) - GAAP basis	$1,881	$(10,518)	n/m
Diluted EPS (loss per share) - GAAP basis	$1.32	$(7.57)	n/m
Adjusted EBIT DA**	$4,925	$4,313	14%
Adjusted EBIT DA margin**	21.5%	18.3%	320 bps
Pretax segment operating income**	$3,365	$2,401	40%
Pretax segment operating margin**	14.7%	10.2%	450 bps
Net income, excluding charges & credits**	$1,831	$956	92%
Diluted EPS, excluding charges & credits**	$1.28	$0.68	88%

Revenue by Geography
International	$18,295	$18,002	2%
North America*	4,466	5,478	-18%
Other	168	121	n/m

	$22,929	$23,601	-3%

*

Schlumberger divested certain businesses in North America during the fourth quarter of 2020. These businesses generated revenue of $1.347 billion during 2020. Excluding the impact of these divestitures, global 2021 revenue increased 3% year-on-year. North America 2021 revenue, excluding the impact of these divestitures, increased 8% year-on-year.

**	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

Condensed Consolidated Statement of Income (Loss)

(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31,	2021	2020	2021	2020
Revenue	$6,225	$5,532	$22,929	$23,601
Interest and other income (1)	57	69	148	163
Gain on sales of businesses (1)	—	104	—	104
Expenses
Cost of revenue	5,136	4,828	19,271	21,000
Research & engineering	145	129	554	580
General & administrative	109	71	339	365
Impairments & other (1)	—	62	—	12,658
Interest (1)	137	144	539	563

Income (loss) before taxes (1)	$755	$471	$2,374	($11,298)
Tax expense (benefit) (1)	144	89	446	(812)

Net income (loss) (1)	$611	$382	$1,928	($10,486)
Net income attributable to noncontrolling interest	10	8	47	32

Net income (loss) attributable to Schlumberger (1)	$601	$374	$1,881	($10,518)

Diluted earnings (loss) per share of Schlumberger (1)	$0.42	$0.27	$1.32	($7.57)

Average shares outstanding	1,403	1,392	1,400	1,390
Average shares outstanding assuming dilution	1,430	1,411	1,427	1,390

Depreciation & amortization included in expenses (2)	$532	$583	$2,120	$2,566

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
Assets	Dec. 31, 2021	Dec. 31, 2020
Current Assets
Cash and short-term investments	$3,139	$3,006
Receivables	5,315	5,247
Inventories	3,272	3,354
Other current assets	928	1,312

	12,654	12,919
Investment in affiliated companies	2,044	2,061
Fixed assets	6,429	6,826
Goodwill	12,990	12,980
Intangible assets	3,211	3,455
Other assets	4,183	4,193

	$41,511	$42,434

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,382	$8,442
Estimated liability for taxes on income	879	1,015
Short-term borrowings and current portion of long-term debt	909	850
Dividends payable	189	184

	10,359	10,491
Long-term debt	13,286	16,036
Postretirement benefits	231	1,049
Other liabilities	2,349	2,369

	26,225	29,945
Equity	15,286	12,489

	$41,511	$42,434

Liquidity

		(Stated in millions)
Components of Liquidity	Dec. 31, 2021	Sept. 30, 2021	Dec. 31, 2020
Cash and short-term investments	$3,139	$2,942	$3,006
Short-term borrowings and current portion of long-term debt	(909)	(1,025)	(850)
Long-term debt	(13,286)	(14,370)	(16,036)

Net Debt (1)	$(11,056)	$(12,453)	$(13,880)

Details of changes in liquidity follow:

Periods Ended December 31,	Twelve Months 2021	Fourth Quarter 2021	Twelve Months 2020
Net income (loss)	$1,928	$611	$(10,486)
Charges and credits, net of tax (2)	(50)	(14)	11,474

	1,878	597	$988
Depreciation and amortization (3)	2,120	532	2,566
Stock-based compensation expense	324	95	397
Change in working capital	(45)	753	(833)
US federal tax refund	477	—	—
Other	(103)	(45)	(174)

Cash flow from operations (4)	4,651	1,932	2,944

Capital expenditures	(1,141)	(447)	(1,116)
APS investments	(474)	(169)	(303)
Multiclient seismic data capitalized	(39)	(18)	(101)

Free cash flow (5)	2,997	1,298	1,424

Dividends paid	(699)	(175)	(1,734)
Proceeds from employee stock plans	137	—	146
Stock repurchase program	—	—	(26)
Business acquisitions and investments, net of cash acquired plus debt assumed	(103)	(5)	(33)
Proceeds from sale of Liberty shares	109	109	—
Proceeds from divestitures	—	—	434
Repayment of finance lease obligations	—	—	(188)
Other	(105)	(26)	(181)

Change in net debt before impact of changes in foreign exchange rates	2,336	1,201	(158)
Impact of changes in foreign exchange rates on net debt	488	196	(595)

Decrease (increase) in Net Debt	2,824	1,397	(753)
Net Debt, beginning of period	(13,880)	(12,453)	(13,127)

Net Debt, end of period	$(11,056)	$(11,056)	$(13,880)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.
(4)

Includes severance payments of $248 million and $22 million during the twelve months and fourth quarter ended December 31, 2021, respectively; and $843 million and $144 million during the twelve months and fourth quarter ended December 31, 2020, respectively.

(5)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this fourth-quarter and full-year 2021 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income (loss), excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income (loss), excluding charges & credits; effective tax rate, excluding charges & credits; and adjusted EBITDA) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplemental Information” (Question 9).

		(Stated in millions, except per share amounts)
	Fourth Quarter 2021
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$755	$144	$10	$601	$0.42
Gain on sale of Liberty shares (1)	$(28)	$(4)	$0	$(24)	$(0.02)
Early repayment of bonds (2)	10	—	—	10	0.01

Schlumberger net income, excluding charges & credits	$737	$140	$10	$587	$0.41

	Third Quarter 2021
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$691	$129	$12	$550	$0.39
Unrealized gain on marketable securities (1)	(47)	(11)	—	(36)	(0.03)

Schlumberger net income, excluding charges & credits	$644	$118	$12	$514	$0.36

	Fourth Quarter 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$471	$89	$8	$374	$0.27
Gain on sale of OneStim (3)	(104)	(11)	—	(93)	(0.07)
Unrealized gain on marketable securities (1)	(39)	(9)	—	(30)	(0.02)
Other	62	4	—	58	0.04

Schlumberger net income, excluding charges & credits	$390	$73	$8	$309	$0.22

		(Stated in millions, except per share amounts)
	Twelve Months 2021
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$2,374	$446	$47	$1,881	$1.32
Fourth quarter
Gain on sale of Liberty Shares (1)	(28)	(4)	—	(24)	(0.02)
Early repayment of bonds (2)	10	—	—	10	0.01
Third quarter
Unrealized gain on marketable securities (1)	(47)	(11)	—	(36)	(0.03)

Schlumberger net income, excluding charges & credits	$2,309	$431	$47	$1,831	$1.28

	Twelve Months 2020
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net loss (GAAP basis)	$(11,298)	$(812)	$32	$(10,518)	$(7.57)
Fourth quarter
Gain on sale of OneStim (3)	(104)	(11)	—	(93)	(0.07)
Unrealized gain on marketable securities (1)	(39)	(9)	—	(30)	(0.02)
Other	62	4	—	58	0.04
Third quarter
Facility exit charges	254	39	—	215	0.15
Workforce reductions	63	—	—	63	0.05
Other	33	1	—	32	0.02
Second quarter
Workforce reductions	1,021	71	—	950	0.68
Asset Performance Solutions investments	730	15	—	715	0.51
Fixed asset impairments	666	52	—	614	0.44
Inventory write-downs	603	49		554	0.40
Right-of-use asset impairments	311	67	—	244	0.18
Costs associated with exiting certain activities	205	(25)	—	230	0.17
Multiclient seismic data impairment	156	2	—	154	0.11
Repurchase of bonds	40	2	—	38	0.03
Postretirement benefits curtailment gain	(69)	(16)	—	(53)	(0.04)
Other	60	4	—	56	0.04
First quarter
Goodwill	3,070	—	—	3,070	2.21
Intangible assets impairmens	3,321	815	—	2,506	1.80
Asset Performance Solutions investments	1,264	(4)	—	1,268	0.91
North America pressure pumping impairment	587	133	—	454	0.33
Workforce reductions	202	7	—	195	0.14
Other	79	9	—	70	0.05
Valuation allowance	—	(164)	—	164	0.12

Schlumberger net income, excluding charges & credits	$1,217	$229	$32	$956	$0.68

(1)	Classified in Interest & other income in the Condensed Consolidated Statement of Income (Loss)
(2)	Classified in Interest in the Condensed Consolidated Statement of Income (Loss)
(3)	Classified in Gain on sales of businesses in the Condensed Consolidated Statement of Income (Loss)

Unless otherwise noted, all Charges & Credits are classified in Impairments & other in the Condensed Consolidated Statement of Income (Loss).

Divisions

					(Stated in millions)
	Three Months Ended
	Dec. 31, 2021		Sept. 30, 2021		Dec. 31, 2020
	Revenue	Income Before Taxes	Revenue	Income Before T axes	Revenue	Income Before T axes
Digital & Integration	$889	$335	$812	$284	$832	$269
Reservoir Performance	1,287	200	1,192	190	1,247	95
Well Construction	2,388	368	2,273	345	1,868	183
Production Systems	1,765	159	1,674	166	1,649	155
Eliminations & other	(104)	(76)	(104)	(77)	(64)	(48)

Pretax segment operating income		986		908		654
Corporate & other		(140)		(145)		(132)
Interest income(1)		14		8		5
Interest expense(1)		(123)		(127)		(137)
Charges & credits(2)		18		47		81

	$6,225	$755	$5,847	$691	$5,532	$471

					(Stated in millions)
	Full Year 2021
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (4)	Adjusted EBITDA (5)	Capital Investments (6)
Digital & Integration	$3,290	$1,141	$446	$13	$1,600	$516
Reservoir Performance	4,599	648	415	—	1,063	348
Well Construction	8,706	1,195	537	1	1,733	424
Production Systems	6,710	634	302	—	936	267
Eliminations & other	(376)	(253)	269	(1)	15	99

		3,365	1,969	13	5,347	1,654
Corporate & Other		(573)	151		(422)
Interest income (1)		31
Interest expense (1)		(514)
Charges & credits (2)		65

	$22,929	$2,374	$2,120	$13	$4,925	$1,654

						(Stated in millions)
	Full Year 2020
	Revenue	Income (Loss) Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (4)	Adjusted EBITDA (5)	Capital Investments (6)
Digital & Integration	$3,067	$727	$615	$13	$1,355	$413
Reservoir Performance	5,602	353	549	11	913	384
Well Construction	8,614	870	580	1	1,451	420
Production Systems	6,650	623	338	—	961	240
Eliminations & other	(332)	(172)	276	2	106	63

		2,401	2,358	27	4,786	1,520
Corporate & Other		(681)	208		(473)
Interest income (1)		31
Interest expense (1)		(534)
Charges & credits (2)		(12,515)

	$23,601	$(11,298)	$2,566	$27	$4,313	$1,520

(1)	Excludes amounts which are included in the segments’ results
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, APS investments, and multiclient data seismic costs.
(4)	Excludes interest income and expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income (loss) before taxes excluding depreciation and amortization, interest income, interest expense and charges & credits.
(6)	Capital investments includes capital expenditures, APS investments, and multiclient seismic data costs capitalized.

		(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2021	Dec. 31, 2020	Change
Revenue
Digital & Integration	$3,290	3,067	7%
Reservoir Performance*	4,599	5,602	-18%
Well Construction	8,706	8,614	1%
Production Systems**	6,710	6,650	1%
Other	(376)	(332)	n/m

	$22,929	$23,601	-3%

Pretax Segment Operating Income
Digital & Integration	$1,141	727	57%
Reservoir Performance	648	353	83%
Well Construction	1,195	870	37%
Production Systems	634	623	2%
Other	(253)	(172)	n/m

	$3,365	$2,401	40%

Pretax Segment Operating Margin
Digital & Integration	34.7%	23.7%	1,096 bps
Reservoir Performance	14.1%	6.3%	779 bps
Well Construction	13.7%	10.1%	363 bps
Production Systems	9.5%	9.4%	9 bps
Other	n/m	n/m	n/m

	14.7%	10.2%	450 bps

Adjusted Segment Operating EBITDA
Digital & Integration	$1,600	1,355	18%
Reservoir Performance	$1,063	913	16%
Well Construction	$1,733	1,451	19%
Production Systems	$936	961	-3%
Other	$15	106	n/m

	$5,347	$4,786	12%

Adjusted Segment Operating EBITDA Margin
Digital & Integration	48.6%	44.2%	440 bps
Reservoir Performance	23.1%	16.3%	683 bps
Well Construction	19.9%	16.8%	307 bps
Production Systems	13.9%	14.5%	-60 bps
Other	n/m	n/m	n/m

	23.3%	20.3%	304 bps

*

Schlumberger divested its OneStim pressure pumping business in North America during the fourth quarter of 2020. This business generated revenue of $1.233 billion during 2020. Excluding the impact of this divestiture, Reservoir Performance 2021 revenue increased 5% year-on-year.

**

Schlumberger divested its low-flow artificial lift business in North America during the fourth quarter of 2020. This business generated revenue of $114 million during 2020. Excluding the impact of this divestiture, Production Systems 2021 revenue increased 3% year-on-year.

n/m = not meaningful

Geographical

				(Stated in millions)
	Full Year 2021
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (4)	Adjusted EBITDA (5)
International	$18,295	$3,090	$1,353	$2	$4,445
North America	4,466	561	343	12	916
Eliminations & other	168	(286)	273	(1)	(14)

		3,365	1,969	13	5,347
Corporate & Other		(573)	151		(422)
Interest income (1)		31
Interest expense (1)		(514)
Charges & credits (2)		65

	$22,929	$2,374	$2,120	$13	$4,925

				(Stated in millions)
	Full Year 2020
	Revenue	Income (Loss) Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (4)	Adjusted EBITDA (5)
International	$18,002	$2,658	$1,613	$4	$4,275
North America	5,478	103	499	21	623
Eliminations & other	121	(360)	246	2	(112)

		2,401	2,358	27	4,786
Corporate & Other		(681)	208		(473)
Interest income (1)		31
Interest expense (1)		(534)
Charges & credits (2)		(12,515)

	$23,601	$(11,298)	$2,566	$27	$4,313

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, APS investments, and multiclient data seismic costs.
(4)	Excludes interest income and expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income (loss) before taxes excluding depreciation and amortization, interest income, interest expense, and charges & credits.

		(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2021	Dec . 31, 2020	Change
Revenue
North America*	$4,466	$5,478	-18%
Latin America	4,459	3,472	28%
Europe/CIS/Africa	5,778	5,963	-3%
Middle East & Asia	8,058	8,567	-6%
Other	168	121	n/m

	$22,929	$23,601	-3%

International	$18,295	$18,002	2%
North America*	4,466	5,478	-18%
Other	168	121	n/m

	$22,929	$23,601	-3%

Pretax Segment Operating Income
International	$3,090	$2,658	16%
North America	561	103	444%
Other	(286)	(360)	n/m

	$3,365	$2,401	40%

Pretax Segment Operating Income Margin
International	16.9%	14.8%	212 bps
North America	12.6%	1.9%	1,067 bps
Other	n/m	n/m	n/m

	14.7%	10.2%	450 bps

Adjusted Segment Operating EBITDA
International	$4,445	$4,275	4%
North America	916	623	47%
Other	(14)	(112)	n/m

	$5,347	$4,786	12%

Adjusted Segment Operating EBITDA Margin
International	24.3%	23.7%	54 bps
North America	20.5%	11.4%	914 bps
Other	n/m	n/m	n/m

	23.3%	20.3%	304 bps

*

Schlumberger divested certain businesses in North America during the fourth quarter of 2020. These businesses generated revenue of $1.347 billion during 2020. Excluding the impact of these divestitures, global 2021 revenue increased 3% year-on-year. North America 2021 revenue, excluding the impact of these divestitures, increased 8% year-on-year.

n/m = not meaningful

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2022?

Capital investment (comprised of capex, multiclient, and APS investments) for the full-year 2022 is expected to be between $1.9 and $2.0 billion. Capital investment for the full-year 2021 was $1.7 billion.

2)	What were cash flow from operations and free cash flow for the fourth quarter of 2021?

Cash flow from operations for the fourth quarter of 2021 was $1.93 billion and free cash flow was $1.30 billion, despite making $22 million of severance payments during the quarter.

3)	What were cash flow from operations and free cash flow for the full year of 2021?

Cash flow from operations for the full year of 2021 was $4.65 billion and free cash flow was $3.00 billion, despite making $248 million of severance payments during the year.

4)	What was included in “Interest and other income” for the fourth quarter of 2021?

“Interest and other income” for the fourth quarter of 2021 was $57 million. This consisted of a gain on the sale of 9.5 million shares of Liberty Oilfield Services (Liberty) of $28 million (refer to Question 12), interest income of $15 million, and earnings of equity method investments of $14 million.

5)	How did interest income and interest expense change during the fourth quarter of 2021?

Interest income of $15 million for the fourth quarter of 2021 increased $7 million sequentially. Interest expense of $137 million increased $7 million sequentially (refer to Question 12).

6)	What is the difference between Schlumberger’s consolidated income (loss) before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the fourth quarter of 2021?

The ETR for the fourth quarter of 2021, calculated in accordance with GAAP, was 19.1% as compared to 18.6% for the third quarter of 2021. Excluding charges and credits, the ETR for the fourth quarter of 2021 was 19.0% as compared to 18.3% for the third quarter of 2021.

8)	How many shares of common stock were outstanding as of December 31, 2021 and how did this change from the end of the previous quarter?

There were 1.403 billion shares of common stock outstanding as of both December 31, 2021 and September 30, 2021.

9)

What was the weighted average number of shares outstanding during the fourth quarter of 2021 and third quarter of 2021? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.403 billion during the fourth quarter of 2021 and 1.402 billion during the third quarter of 2021. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

		(Stated in millions)
	Fourth Quarter 2021	Third Quarter 2021
Weighted average shares outstanding	1,403	1,402
Unvested restricted stock	27	22

Average shares outstanding, assuming dilution	1,430	1,424

10)	What was Schlumberger’s adjusted EBITDA in the fourth quarter of 2021, the third quarter of 2021, and the fourth quarter of 2020, full-year 2021, and full-year 2020?

Schlumberger’s adjusted EBITDA was $1.381 billion in the fourth quarter of 2021, $1.296 billion in the third quarter of 2021, and $1.112 billion in the fourth quarter of 2020, and was calculated as follows:

			(Stated in millions)
	Fourth Quarter 2021	Third Quarter 2021	Fourth Quarter 2020
Net income attributable to Schlumberger	$601	$550	$374
Net income attributable to noncontrolling interests	10	12	8
T ax expense	144	129	89

Income before taxes	$755	$691	$471
Charges & credits	(18)	(47)	(81)
Depreciation and amortization	532	530	583
Interest expense	127	130	144
Interest income	(15)	(8)	(5)

Adjusted EBIT DA	$1,381	$1,296	$1,112

Schlumberger’s adjusted EBITDA was $4.925 billion in full-year 2021 and $4.313 billion in full-year 2020, and was calculated as follows:

		(Stated in millions)
	2021	2020
Net income (loss) attributable to Schlumberger	$1,881	$(10,518)
Net income attributable to noncontrolling interests	47	32
T ax expense (benefit)	446	(812)

Income (loss) before taxes	$2,374	$(11,298)
Charges & credits	(65)	12,515
Depreciation and amortization	2,120	2,566
Interest expense	529	563
Interest income	(33)	(33)

Adjusted EBIT DA	$4,925	$4,313

Adjusted EBITDA represents income before taxes excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for Schlumberger and that it allows investors and management to more efficiently evaluate Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

11)	What were the components of depreciation and amortization expense for the fourth quarter of 2021, the third quarter of 2021, and the fourth quarter of 2020?

The components of depreciation and amortization expense for the fourth quarter of 2021, the third quarter of 2021, and the fourth quarter of 2020 were as follows:

			(Stated in millions)
	Fourth Quarter 2021	Third Quarter 2021	Fourth Quarter 2020
Depreciation of fixed assets	$345	$350	$374
Amortization of intangible assets	76	75	79
Amortization of APS investments	71	82	88
Amortization of multiclient seismic data costs capitalized	40	23	42

	$532	$530	$583

12)	What were the components of the net pretax credit of $18 million recorded during the fourth quarter of 2021 related to?

During the fourth quarter of 2021, Schlumberger sold 9.5 million of its shares in Liberty and received proceeds of $109 million. As a result of the transaction, Schlumberger recognized a gain of $28 million. This gain is reflected in Interest and other income in the Condensed Consolidated Statement of Income (Loss). As of December 31, 2021, Schlumberger had a 31% equity interest in Liberty.

On November 30, 2021, Schlumberger deposited sufficient funds with the trustee for its $1.0 billion of 2.40% Senior Notes due 2022 (including payment of the February 1, 2022 interest payment) to satisfy and discharge all of its obligations relating to such notes. As a result of this transaction, Schlumberger recorded a charge of $10 million. This charge is reflected in Interest in the Condensed Consolidated Statement of Income (Loss).

About Schlumberger

Schlumberger (SLB: NYSE) is a technology company that partners with customers to access energy. Our people, representing over 160 nationalities, are providing leading digital solutions and deploying innovative technologies to enable performance and sustainability for the global energy industry. With expertise in more than 120 countries, we collaborate to create technology that unlocks access to energy for the benefit of all.

Find out more at www.slb.com

*	Mark of Schlumberger or a Schlumberger company. Other company, product, and service names are the properties of their respective owners.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, January 21, 2022. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until February 21, 2022 by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 3953842. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until February 21, 2022.

For more information, contact

Ndubuisi Maduemezia – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This fourth-quarter and full-year 2021 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for Schlumberger as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our effective tax rate; our APS projects, joint ventures, and other alliances; our response to the COVID-19 pandemic and our preparedness for other widespread health emergencies; access to raw materials; future global economic and geopolitical conditions; future liquidity; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve its financial and performance targets and other forecasts and expectations; the inability to achieve Schlumberger’s net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; foreign currency risk; pricing pressure; inflation; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or Schlumberger New Energy; as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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